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                                                                EXHIBIT 10.18


                      CONFIDENTIAL TREATMENT REQUESTED.
                 CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION


                       SUN MICROSYSTEMS COMPUTER COMPANY
                       DEVELOPMENT AND LICENSE AGREEMENT


THIS DEVELOPMENT AND LICENSE AGREEMENT including Exhibits ("Agreement") is made by and between Sun Microsystems, Inc., a Delaware Corporation acting by and through its Sun Microsystems Computer Company division and having its principal place of business at 2550 Garcia Avenue, Mountain View, California 94043-1100 ("Sun"), and ATL Products, Inc., a California corporation having its principal place of business at 1515 South Manchester Avenue, Anaheim, California 92802-2907 ("Developer"), and is effective as of the 15th day of January, 1997 (the "Effective Date").

                                    RECITALS

WHEREAS, Developer has developed and owns certain software and hardware technology and documentation relating to DLT tape libraries; and

WHEREAS, Sun has developed and owns certain mass storage technology used in high end computer systems; and

WHEREAS, Sun and Developer desire to develop a Sun DLT tape library comprised of (a) Developer's hardware tape library with certain Sun specific modifications, (b) library monitor software to be developed by Developer for Sun, and (c) at Sun's option [ * ] software to be developed by Developer for Sun, in accordance with the terms and conditions set forth herein; and

WHEREAS, Developer desires to sell, and Sun desires to purchase, the Sun DLT tape library on an original equipment manufacturer ("OEM") basis, pursuant to the Award Letter (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, and undertakings set forth herein, and for other good and valuable consideration, Sun and Developer agree as follows:

1.       DEFINITIONS

         1.1 "ACCEPTANCE CRITERIA" means the criteria for the acceptance of the Developed Product as set forth in the Statement of Work.

         1.2 "ADD-ON MODULES" means software modules adding additional functionality to the Library Monitor Software, as more fully set forth in the Statement of Work, as it may be amended by the parties from time to time, including any Error Corrections, Updates, Upgrades, Derivative Works of the Add-on Modules, revisions, and any related Documentation. If Sun elects to proceed with the development of the [ * ] Software, Add-on Modules to the [ * ] Software will be described in the Statement of Work for the [ * ] Software.

         1.3 "BINARY CODE" means machine-readable, executable code of a computer program.

         1.4 "CONFIDENTIAL INFORMATION" means (a) information which the disclosing party desires to protect against unrestricted disclosure or competitive use by the receiving party and which (i) if disclosed in tangible form, is marked as "confidential" or "proprietary" or with words of similar import

* Confidential Treatment Requested for Redacted Portion

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in writing by the disclosing party, or (ii) if disclosed orally, is designated orally as confidential and within thirty (30) days thereafter is confirmed in writing to the recipient, and (b) the terms, conditions, and existence of this Agreement. Confidential Information may include proprietary Information of third parties who have granted licenses to the disclosing party. "Confidential Information" does not include information received from the disclosing party which the receiving party can clearly establish by written evidence (a) is or becomes known by the receiving party without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public through no act or omission of the receiving party; or (c) is independently developed by receiving party without use of the Confidential Information.

         1.5 "DELIVERABLE" means any of the deliverable items specified in the Statement of Work.

         1.6 "DERIVATIVE WORK" means: (a) for copyrightable or copyrighted material (including materials subject to mask work rights), a work which is based upon one or more pre-existing works, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation, or any other form in which such pre-existing works may be recast, transformed, or adapted; (b) for patentable or patented materials, any adaptation, addition, improvement, or combination; and (c) for material subject to trade secret protection, any new material, information, or data relating to and derived from such existing trade secret material, including new material which may be protectable by copyright, patent, or other proprietary rights.

         1.7 "DESIGNATED PLATFORM" means Sun workstations or servers running Solaris 2.4 or later.

         1.8 "DEVELOPED PRODUCT(S)" means the Source Code and Binary Code forms of the Library Monitor Software and its related Add-on Modules and Sun Features to be developed by Developer for Sun under this Agreement, including any Error Corrections, Updates, Upgrades, revisions, and any related Documentation, all as more fully set forth in the Statement of Work, and any additional products which the parties may agree to develop hereunder in accordance with an additional Statement of Work, including but not limited to the [ * ] Software and its related Add-on Modules and Sun Features.

         1.9 "DEVELOPER TECHNOLOGY" means all Technology provided by Developer, including but not limited to Developer Confidential Information, the Library Monitor Software and its related Add-on Modules.

         1.10 "DEVELOPMENT EQUIPMENT" means the development hardware, software, and other equipment and supplies provided to Developer by Sun hereunder as more particularly described in Exhibit B.

         1.11 "DEVELOPMENT PERIOD," with respect to any development program undertaken hereunder, means the period beginning on the date of first disclosure by either party of any information, pursuant to the Confidential Disclosure Agreement between the parties dated November 16, 1995 ("CDA") or under this Agreement, with respect to a Statement of Work and ending on the date of acceptance by Sun of the last Deliverable set forth in that Statement of Work.

         1.12 "DOCUMENTATION" means the user's manuals for the Developed Product, in Frame format, and any other documentation which the parties agree, currently and hereafter from time to time, in writing, to treat as Documentation, under this Agreement, including documentation necessary to

* Confidential Treatment Requested for Redacted Portion

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support and service the Developed Product, together, in each case, with any
Updates, Upgrades, Derivative Works, modifications, or enhancements thereto.

         1.13 "ERROR" means any reproducible failure of the Developed Product to conforming any material respect to the Specifications or Documentation therefor, as the same may be amended and/or supplemented from time to time.

         1.14 "ERROR CORRECTION" means either a modification to the Developed Product that, when made or added to the Developed Product, only establishes material conformity to the current Specifications and Documentation therefor, or a procedure or routine that only eliminates the practical adverse effect of an Error in the regular operation of the Developed Product, without adding new features or functionality.

         1.15 "FEES" means those fees, if any, to be paid by Sun to Developer in connection with the development of the Developed Product, as set forth on Exhibit A.

         1.16 "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) rights relating to the protection of trade secrets and confidential information; and (d) any right analogous to those set forth herein and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, trade dress, trade names, and design patent rights.

         1.17 "[ * ] SOFTWARE" means software, [ * ] to be developed by Developer for Sun at Sun's option under this Agreement, including any Error Corrections, Updates, Upgrades, Derivative Works of the [ * ] Software, revisions, and any related Documentation, all as more fully set forth in an additional Statement of Work to be added to this Agreement.

         1.18 "LIBRARY MONITOR SOFTWARE" means software allowing for the remote administration of Sun DLT tape libraries via a Java enabled browser, to be developed by Developer for Sun under this Agreement, including any Error Corrections, Updates, Upgrades, Derivative Works of the Library Monitor Software, revisions, and any related Documentation and excluding any related Adcl--on Modules and Sun Features, all as more fully set forth in the Statement of Work.

         1.19 "NON-CONFORMANCE" means a failure of the (a) Developed Product to conform materially to the Specifications, or to perform correctly when measured against the Specifications; or (b) Documentation to describe accurately an observable function of the Developed Product.

         1.20 "ON-SITE EMPLOYEE" means any employee or contractor of Developer performing work or receiving training at any Sun location.

         1.21 "ROYALTIES" means the royalties payable by Sun to Developer, if any, in connection with the Developed Product, as set forth in Exhibit A.

         1.22 "SOURCE CODE" means code of a computer program that is not executable by a computer

* Confidential Treatment Requested for Redacted Portion

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system directly but must be converted into machine language by compilers, assemblers, and/or interpreters, as well as documentation, release notes, or other specifications which describe the content, organization, and structure of the software programs included therein.

         1.23 "SPECIFICATIONS" means the document or documents, including but not limited to the Statement of Work, that characterize and define the logical, functional, performance, and operational aspects of the Developed Product, as defined and agreed by the parties in accordance with the Statement of Work.

         1.24 "STATEMENT OF WORK" means the development program and schedule determined by the parties pursuant to this Agreement which sets forth the stages of development of the Developed Product, including the Deliverables and associated target dates pertinent thereto. The Statement of Work for the Library Monitor Software and its related Add-on Modules and Sun Features, is as set forth on Exhibit C, as that Exhibit may be amended from time to time in accordance with Section 5.5. From time to time during the term of this Agreement, one or more additional Statements of Work for one or more additional Developed Products, including but not limited to the [ * ] Software, may be added by mutual written consent of the parties.

         1.25    "SUN DLT LIBRARY" means a Sun DLT tape library comprised of
(a) Developer's hardware tape library with certain Sun specific modifications, including but not limited to cosmetic changes, (b) the Library Monitor Software, and (c) at Sun's option the [ * ] Software.

         1.26 "SUN FEATURES" means software modules adding Sun specific features and functions to the Library Monitor Software as more fully described in the Statement of Work. If Sun elects to proceed with the development of the [ * ] Software, the software modules adding Sun specific features and functions to the [ * ] Software will be set forth in the Statement of Work for the [ * ] Software.

         1.27 "SUN TECHNOLOGY" means all Technology provided by Sun, including but not limited to Sun Confidential Information and Sun Features.

         1.28 "TARGET DATE" means a date set forth in the Statement of Work for delivery of a Deliverable as that date may be modified in accordance with
Section 5.4.

         1.29 "TECHNOLOGY" means technical information, know-how, ideas, concepts, processes, procedures, designs, schematics, works of authorship, inventions and discoveries owned or licensed (with a right to sublicense) by a party hereto.

         1.30 "TEST PLAN" means the plan for testing the designs and specifications of the Developed Product for substantial and material conformance with the Specifications and product standards set forth in the Statement of Work. The Test Plan is described in the Statement of Work.

         1.31 "TEST REPORTS" means the safety agency compliance reports, the environmental qualification reports, the software test and integration reports, the performance test data, and the shipping package design and test data set forth in the Statement of Work.

         1.32 "UPDATES" means later releases (including new releases), modifications, enhancements, additions, improvements, or extensions to any Developed Product or Derivative Work thereof typically identified by a change in the digit(s) to the right of the first digit of the version number (x.(xx)),

* Confidential Treatment Requested for Redacted Portion

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excluding Error Corrections, made after the end of the Development Period and during the term of this Agreement.

         1.33 "UPGRADES" means later releases (including new releases) of any Developed Product or Derivative Work thereof adding new features and/or functionality and typically identified by a change in the first digit of the version number ((x).xx), excluding Error Corrections, made after the end of the Development Period and during the term of this Agreement.

2.       OWNERSHIP

         2.1 SUN TECHNOLOGY. Sun is and will be the sole and exclusive owner of all right, title, and interest in and to Sun Technology and all associated Intellectual Property Rights, and this Agreement does not affect such ownership. Derivative Works of Sun Technology will be owned exclusively by Sun whether or not developed solely by Sun, solely by Developer, or jointly by both parties. Developer acknowledges that it acquires no rights under this Agreement to Sun Technology or Derivative Works thereof, other than the limited rights, if any, specifically granted in this Agreement.

         2.2 DEVELOPER TECHNOLOGY. Developer is and shall remain the sole and exclusive owner of all right, title, and interest in and to Developer Technology and all associated Intellectual Property Rights, and this Agreement
does not affect such ownership.      Derivative Works of Developer Technology
will be owned exclusively by Developer whether or not developed solely by Developer, solely by Sun, or jointly by both parties. Sun acknowledges that it acquires no rights under this Agreement to Developer Technology or Derivative Works thereof, other than the limited rights, if any, specifically granted in this Agreement.

         2.3 DEVELOPED PRODUCT AND SUN FEATURES. The parties hereby agree that (a) the Library Monitor Software and the Add-on Modules, and all associated Intellectual Property Rights, shall be owned exclusively by Developer, and (b) the Sun Features and all associated Intellectual Property Rights shall be owned exclusively by Sun.

         2.4 NO LIMITATIONS ON USE. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be construed to limit or restrict, in any way or manner, any right of either party to encumber, transfer, license, access, reference, use, or practice any Technology owned or to be owned by it in any way for any purpose or use, including products competitive with the Developed Product.

         2.5 FURTHER ASSURANCES. Each party agrees to cooperate with the other and take all reasonable actions required to vest and secure in each party the ownership rights and appurtenant Intellectual Property Rights as provided in this Agreement. Should any such rights vest in a party by operation of law or otherwise in a manner inconsistent with the parties' intentions as expressed herein, then that party shall upon request by the other party promptly make the appropriate and necessary assignment of rights to the other, and/or otherwise take all steps reasonably requested to conform to the parties' respective ownership rights with this Agreement, including but not limited to the execution of recordable instruments and other documents necessary to perfect such assignments. The parties agree that the costs attendant to such actions shall be borne by the requesting party.

3.       LICENSE GRANTS; OBLIGATIONS

3.1 LICENSES TO DEVELOPED PRODUCT. On the terms and subject to the conditions set forth herein, Developer grants Sun a fully-paid, worldwide, non-transferable (except as provided in Section 17.2), exclusive, irrevocable, perpetual license to use the Library Monitor Software, in its Binary Code form,


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(a) in connection with the Sun DLT Library, (b) to support Sun's sale and license of the Sun DLT Library to third parties, and/or (c) to copy, have copied, distribute and sublicense the use of the Library Monitor Software, pursuant to a binary code license substantially in the form of Sun's Binary Code License, attached as Exhibit D, for distribution as part of the Sun DLT Library or on a stand-alone basis. [ * ] The above exclusive license will become non-exclusive, in the event the Corporate Supply Agreement or other similar agreement between Sun and Developer covering the Sun DLT Library is cancelled or terminated other than for breach by Developer. "FCS" as used in this Agreement means the general release of a product, excluding alpha, beta and early access versions.

         3.2 LICENSES TO ADD-ON MODULES. On the terms and subject to the conditions set forth herein, Developer grants Sun a fully-paid (except as provided in Article 8), worldwide, non-transferable (except as provided in
Section 17.2), non-exclusive, irrevocable, perpetual license to use the Add-on Modules, in their Binary Code form, (a) in connection with the Sun DLT Library,
(b) to support Sun's sale and license of the Sun DLT Library to third parties, and/or (c) to copy, have copied, distribute and sublicense the use of the Add-on Modules, pursuant to a binary code license substantially in the form of Sun's Binary Code License, attached as Exhibit D, for distribution as part of the Sun DLT Library or on a stand-alone basis. [ * ]

         3.3 COMPATIBILITY AND BRANDING. The Developed Product will be compatible and operate with the Designated Platform. The Developed Product may be branded and marked by Sun under any Sun brand or mark.

         3.4 IMPLEMENTATION OF ERROR CORRECTIONS AND UPDATES. Sun may implement Error Corrections for any Errors detected by Developer in the Developed Product, and may implement any Updates or Upgrades developed by it or delivered by Developer in accordance with this Agreement.

         3.5 NO OTHER RIGHTS. Other than the limited rights granted herein neither party acquires any right, title or interest in or to the other party's Technology, nor in the Intellectual Property Rights therein and appurtenant thereto. Any purported grant of license or sublicense not expressly authorized herein shall be void.

4.       DELIVERY

         4.1 DELIVERY OF DELIVERABLES ON TARGET DATES. Developer shall deliver to Sun the Deliverables, including (a) the Library Monitor Software and its related Add--.on Modules in Binary Code form, as set forth in the Statement of Work, and (b) the Sun Features in Binary Code and Source Code forms.

         4.2 DETECTED ERRORS. Each party shall promptly inform the other party regarding any Errors it may detect in its relevant Technology or the Developed Product.

         4.3 DELIVERY OF ERROR CORRECTIONS, UPDATES, UPGRADES AND DERIVATIVE WORKS. During the term of this Agreement, Developer shall, promptly after its development, deliver to Sun at no charge any Error Corrections, Updates, Upgrades and Derivative Works made by or for it with respect to the Developed Product.

         4.4 DELIVERY OF DEVELOPED PRODUCT. Upon completion of the Developed Product, Developer shall deliver it to Sun for final evaluation and testing. In connection with such delivery, Developer shall

* Confidential Treatment Requested for Redacted Portion

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prepare and deliver to Sun a detailed report with back-up documentation evidencing that Developer has fully tested the Developed Product in accordance with the Test Plan and has fully evaluated the Documentation, and reasonably believes that the Developed Product is free from Non-Conformance and meets the Acceptance Criteria as defined in the Statement of Work.

         4.5 ESCROW. Concurrently with or promptly after the delivery to Sun of any Developed Product in Binary Code form, Developer shall deliver any Developer-owned Source Code for such Developed Product into an escrow account to be mutually established by the parties with Data Securities International, Inc. (the "Escrow Agent"). The parties shall execute documents providing for the release of the Source Code to Sun from the Escrow Agent only upon termination of this Agreement by Sun in accordance with the provisions of
Section 16.2 (Termination for Cause) or Section 16.3 (Termination for Insolvency Event). In the event of the release of the Source Code to Sun, Sun and its affiliates will have the unrestricted right to use the Source Code for any purpose, including but not limited to the support of the Developed Products and the development of new products, provided that Sun agrees not to license, transfer or assign the Source Code to any third parties.

5.       DEVELOPER'S OBLIGATIONS AND DEVELOPMENT UNDERTAKINGS

         5.1 COMMITMENTS. During the course of the development work described in this Agreement, Developer shall:

         (a) develop the Developed Product according to the Statement of Work, using diligent and good faith efforts to design, develop, complete, test, and deliver to Sun all Deliverables by or before their associated Target Dates;

         (b) commit and utilize sufficient resources and qualified personnel necessary and appropriate for the timely and satisfactory completion of the Developed Product;

         (c) ensure that the Developed Product conforms to the Specifications;

         (d) cooperate with Sun and provide Sun reasonable access during normal Developer business hours to personnel working on behalf of Developer in connection with the Statement of Work;

         (e)     deliver to Sun the Deliverables;

         (f) conduct periodic status meetings with Sun, at the frequency reasonably requested by Sun, and provide a written status report to Sun concerning Developer's progress on its Deliverables and other activities and obligations required under this Agreement once every two (2) weeks;

         (g) provide to Sun all engineering support, technical training, Confidential Information and other resources which Developer in its reasonable judgment deems appropriate to assist Sun with the Statement of Work; and

         (h) notify Sun of any factor, occurrence, non-occurrence, or event that is likely to cause a material delay in delivery of any Deliverable by or before its associated Target Date, or that otherwise is likely to affect adversely Developer's ability to meet any obligation under this Agreement.

         5.2 USE OF DEVELOPMENT EQUIPMENT. During the Development Period, unless otherwise agreed in writing by the parties, Developer shall not use or permit use of the Development Equipment for any purpose other than development of the Developed Product. After the Development Period,


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unless otherwise agreed between the parties, Developer shall return the
Development Equipment to Sun in accordance with the terms of the Equipment Loan Agreement (as defined in Section 6.3).

         5.3 TESTING. Developer shall perform and be responsible for the testing and debugging of all releases of the Developed Product. Developer shall provide all assistance necessary for Sun fully to test and evaluate the Developed Product and the Sun DLT Library. Sun may test and/or examine each such Deliverable according to the Test Plan and in the Test Environment to determine whether it substantially and materially conforms to the Specifications.

         5.4 SCHEDULE CHANGES. In the event Developer determines that a particular Target Date will likely be missed, it shall promptly give notice to Sun setting forth in reasonable detail the reason for the anticipated delay, any corrective measures Developer intends to undertake, and the estimated revised Target Date. Any such estimated revised Target Date that is more than five (5) days beyond the original Target Date shall be subject to Sun's written approval. In the event the parties cannot agree on a proposed revised Target Date, the matter shall be escalated to the respective management of the parties for resolution and for termination of the Agreement, if management of the parties cannot reach agreement in good faith. In the event Sun believes that such delay materially compromises the viability of the development effort, Sun may terminate the Agreement and/or any Corporate Supply Agreement or similar agreement covering the Sun DLT Library for breach.

         5.5 STATEMENT OF WORK. The Statement of Work sets forth the key Deliverables and associated Target Dates as specified in Exhibit C. The parties may, from time to time, and by mutual agreement, modify the Statement of Work, provided that the key Deliverables and associated Target Dates may be modified or deleted only by written modification to the Statement of Work attached hereto as Exhibit C.

         5.6 SPECIFICATIONS. The Specifications for the Developed Product shall be as set forth in the Statement of Work.

6.       SUN'S OBLIGATIONS

         6.1 [ * ] SOFTWARE OPTION. At Sun's option, the [ * ] Software and its related Add-on Modules and Sun Features will be developed by Developer for Sun in accordance with the terms and conditions of this Agreement and such other supplemental terms as may be mutually agreed upon by the parties. The terms applicable to the [ * ] Software and its' related Add-on Modules and Sun Features will be substantially the same as the terms applicable to the Library Monitor Software and its related Add-on Modules and Sun Features. In the event Sun desires to exercise such option, Sun will notify Developer in writing on or prior to November 1, 1997. If Sun exercises such option, Sun and Developer will promptly negotiate the detailed terms to be set forth in the Statement of Work for the [ * ] Software and any supplemental terms that will apply to the development.

         6.2 SUPPORT AND INFORMATION. Sun will provide any engineering support, technical training, Confidential Information, and other resources which Sun in its reasonable judgment deems appropriate to assist Developer with the Statement of Work ("Resources"). Sun shall not be obligated to provide specific Resources or specific levels of any Resource unless expressly specified in the Statement of Work.

* Confidential Treatment Requested for Redacted Portion

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         6.3     DEVELOPMENT EQUIPMENT.  Sun shall provide to Developer the
Development Equipment in accordance with and subject to the terms of the Equipment Loan & Software License Agreement attached as Exhibit B (the "Equipment Loan Agreement").

         6.4 SUN UPDATES. Sun may, in its sole discretion, upgrade any Sun Technology provided to Developer in the event that a new release becomes available during the Development Period, and subject to Developer's written agreement to any modification to the Statement of Work and/or scope of the Developed Product requested by Sun, which agreement shall not be unreasonably withheld.

         7.      EVALUATION AND ACCEPTANCE/REJECTION OF DELIVERABLES

         7.1 ACCEPTANCE AND/OR REJECTION OF DELIVERABLES. Sun shall have the right to evaluate and test each Deliverable at any time during its development, and to observe testing conducted by Developer. Developer shall deliver to Sun, at Sun's request, any Deliverable for evaluation or testing at any time during its development, including but not limited to the dates set forth in the Statement of Work. Developer shall provide all reasonable assistance necessary for Sun fully to test and evaluate each Deliverable. Sun shall have the right to reject any Deliverable because of any Non-Conformance. Unless otherwise stated in the Statement of Work, Sun shall advise Developer in writing within fifteen (15) business days of receipt of any Deliverable for testing or evaluation whether Sun accepts or rejects such Deliverable. If Sun rejects the Deliverable, then Sun shall provide to Developer a written statement of the reasons for such rejection. Upon rejection, Developer shall promptly prepare an Error Correction and resubmit such Deliverable to Sun for evaluation pursuant to this Section.

         7.2 ACCEPTANCE AND/OR REJECTION OF DEVELOPED PRODUCT. Unless otherwise stated in the Statement of Work, Sun shall advise Developer in writing within fifteen (15) business days of receipt of the completed
Developed Product for testing or evaluation whether Sun accepts or rejects such Developed Product in accordance with the Acceptance Criteria. If Sun rejects the Developed Product, then Sun shall provide to Developer a written statement of the reasons for such rejection. Upon rejection, Developer shall promptly prepare an Error Correction and resubmit such Developed Product to Sun for
evaluation pursuant to this Section.   Continued failure of the Developed
Product to conform to the Acceptance Criteria shall constitute grounds for Sun to terminate this Agreement unless the parties agree upon a plan to correct the Non-Conformance.

         8.      FEES AND ROYALTIES

         8.1 FEES. Sun agrees to pay to Developer the Fees specified in Exhibit A, if any, on the dates set forth therein in connection with Developer's performance of the initial Statement of Work. Fees for services under additional Statements of Work shall be as set forth in this Agreement or otherwise as agreed in writing by the parties.

         8.2 ROYALTIES. Sun agrees to pay to Developer in U.S. Dollars the Royalties specified in Exhibit A, if any. Royalties will be paid quarterly within forty-five (45) days following the end o f the calendar quarter in which the Developed Product ships. Payments shall be accompanied by a certified statement of the number of Developed Product sold in the calendar quarter and the total cumulative volume of Developed Product sold as of the end of that quarter.

         8.3 BOOKS AND ACCOUNTS. Sun will maintain accounts, books, and records, consistent with generally accepted accounting principles, sufficient to allow the correctness of the Royalties to be determined. Developer shall have the right through an independent auditor to audit such accounts upon reasonable notice first having been given.


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9.       CONFIDENTIAL INFORMATION

         9.1 LIMITED RIGHTS. Each party acknowledges that it acquires only the right to use the other party's Confidential Information under the terms and conditions of this AgreeMent for so long as it is in effect and does not acquire any rights of ownership or title in the other party's Confidential Information. Each party shall hold in confidence any Confidential Information received by it from the other and shall protect the confidentiality of such with the same degree of care that it exercises with respect to its own information of like import, but in no event less than reasonable care, for a period of five (5) years from receipt thereof, except that the obligation to maintain and protect the confidentiality of Source Code shall continue in perpetuity. Access to each party's Confidential Information shall be restricted to the other party's employees and independent contractors with a need to have access. In the event that the receiving party is required to disclose Confidential Information pursuant to law, the receiving party shall notify the other of the required disclosure with sufficient time to seek relief, cooperate with the other party in taking appropriate protective measures, and shall make such disclosure in the fashion which maximizes protection of the Confidential Information from further disclosure. This
Article 9 will not affect any other confidential disclosure agreement between the parties.

         9.2 EMPLOYEES AND CONTRACTORS. The receiving party shall inform its employees and/or contractors having access to Confidential Information of the limitations, duties, and obligations regarding non-disclosure of Confidential Information imposed by (a) this Agreement and/or (b) third parties who have supplied information and/or technology to the disclosing party, provided the disclosing party shall first have notified the receiving party of any such obligations. The receiving party shall obtain or have obtained its employees' and/or contractors' agreements to comply with such limitations, duties and obligations. The receiving party agrees to provide notice to the disclosing party immediately after learning of a breach of any of the restrictions regarding confidentiality set forth in this Article 9.

         9.3     COMPETITIVE PRODUCTS.   Each party understands that the other
party may now or in the future be developing information internally, or receiving information from third parties, that may be similar to the other party's Confidential Information. Accordingly, nothing in this Agreement shall be construed as a representation or inference that either party will not develop or acquire products, for itself or others, that compete with the technology, products, systems or methods contemplated by the other party's Confidential Information, provided such party has not done so in breach of this Agreement. Nothing in this Agreement shall prevent or be construed as prohibiting either party from independently developing any product that competes with or is similar to any of the other party's products.

         9.4 ON-SITE EMPLOYEES. Developer will not seek access to, receive, or use any Confidential Information of Sun or any of its affiliates for which Developer does not have a need to know for the purposes of this Agreement, and Developer's On-Site Employees will not disclose to Developer or any third party any Confidential Information of Sun which he or she obtains which Developer did not need to know for the purposes of this Agreement. As a condition of their presence on Sun's premises, Developer's On-Site Employees shall sign the agreement attached as Exhibit E.

         9.5 INJUNCTIVE RELIEF. The parties acknowledge that any material violation by a party ("Violating Party") of the rights and obligations provided in this Article 9 may result in immediate and irreparable injury to the other party ("Non-Violating Party"), and each hereby agrees that the Non-Violating Party shall be entitled to immediate temporary, preliminary, and permanent injunctive relief against any such continued violations upon adequate proof, as required by applicable law.


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
The parties hereby submit themselves to the personal jurisdiction of the courts of competent subject matter jurisdiction, provided below, for purposes of entry of such injunctive relief.

10.      PROPRIETARY NOTICES

         10.1 RETENTION OF NOTICES. Neither party shall delete any copyright notices and/or other proprietary notices included on or embedded in the Developed Product or the other party's Technology.

         10.2 REFERENCE TO OTHER'S TRADEMARKS. Except as expressly provided in this Agreement, or later provided by written modification to this Agreement and/or execution of any necessary trademark licenses, neither party is granted any right, title, interest, or license to use the other party's trademarks, tradenames, logos, product designs, corporate identities, or other marketing designations or brands ("Trademarks") used in connection with the parties' products, technologies, or businesses. Specifically, Developer shall not use the names "Sun," "Solaris," "Java," or any other Sun Trademark in the name of Developer's products (e.g., Developer's products may not be named "SunXYZ" or "JavaXYZ" or "XYZ for Solaris").

11.      SUPPORT

         11.1 DEVELOPER'S SUPPORT. Developer shall provide support to Sun as set forth on Exhibit F during the Development Period and for a period agreed to in connection with the Award Letter (as defined in Section 13).

         11.2 LIMITATIONS ON SUPPORT. Developer acknowledges and agrees that, other than Sun's frontline support of Developed Product distributed by Sun, Sun is not obligated in any way to maintain or provide support to Developer or its customers. Developer shall be solely responsible for maintaining and supporting its customers and shall not refer its customers to Sun for support.

12.      OEM RELATIONSHIP

         12.1 COMMENCEMENT OF RELATIONSHIP. The parties intend to enter into an original equipment manufacturer ("OEM") relationship, wherein, after Sun's acceptance of the Developed Product and the Sun DLT Library, Developer will sell the Sun DLT Library exclusively to Sun for distribution by Sun in accordance with the terms of an Award Letter (the "Award Letter"), substantially in the form of Exhibit G hereto. The parties acknowledge that the final terms of the Award Letter are still being negotiated.

13.      REPRESENTATIONS AND WARRANTIES

         13.1 WARRANTY RE DEVELOPED PRODUCT. Developer represents and warrants to Sun that the Developed Product will conform to the Specifications and Documentation.

         13.2 AUTHORIZATION. Each party represents and warrants that it has the right to enter into this Agreement, and that there exist no prior commitments or other obligations which prevent such party from making all of the grants and undertakings provided for in this Agreement.

         13.3 DISCLAIMER. Except as expressly warranted above, each of the parties' respective Technology is provided "ASIS" and without any warranty of any kind. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO ALL TECHNOLOGY, CONFIDENTIAL INFORMATION, DOCUMENTATION, MATERIALS, SERVICES, AND ALL OTHER MATTER PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION


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
ANY WARRANTY OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING OR TRADE PRACTICE. Sun shall not be liable to Developer for any defects or deficiencies in the Developed Product whether or not caused, in whole or in part, by defects or deficiencies in any Technology provided or developed by Sun. Developer shall not be liable to Sun for any defects or deficiencies in the Developed Product caused by defects or deficiencies in any Technology provided by Sun.

14.      LIMITATION OF LIABILITY

         14.1    EXCEPT FOR A VIOLATION OF ARTICLE 9 OR THE OBLIGATIONS OF
ARTICLE 15, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THE PERFORMANCE OF OR ALLEGED FAILURE TO PERFORM THIS AGREEMENT (INCLUDING LOSS OF REVENUE, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OCCURRING.

         14.2 EACH PARTY ACKNOWLEDGES THAT THE TECHNOLOGY OF THE OTHER PARTY IS NOT DESIGNED OR INTENDED FOR USE IN ON-LINE CONTROL OF AIRCRAFT, AIR TRAFFIC, AIRCRAFT NAVIGATION OR AIRCRAFT COMMUNICATIONS; OR IN THE DESIGN, CONSTRUCTION, OPERATION OR MAINTENANCE OF ANY NUCLEAR FACILITY, AND EACH PARTY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR SUCH USES. EACH PARTY REPRESENTS AND WARRANTS THAT IT WILL NOT USE OR RESELL PRODUCTS EMBODYING THE TECHNOLOGY OF THE OTHER PARTY FOR SUCH PURPOSES.

15.      INTELLECTUAL PROPERTY INDEMNIFICATION

         15.1 INDEMNITY. Developer will defend at its expense any legal proceeding brought against Sun, to the extent that it is based on a claim that a Deliverable, the Developed Product or any part thereof, infringes or misappropriates any Intellectual Property Right of a third party, except to the extent that such claim arises out of (a) any Sun Technology; or (b) any combination by Sun of the Deliverable or the Developed Product with products not provided by Developer. Developer will pay all damages and costs finally awarded by a court attributable to such claim, provided that Sun: (i) promptly notifies Developer in writing of such claim; (ii) gives Developer all reasonably requested information which Sun has concerning the claim; (iii) reasonably cooperates with and assists Developer, at Developer's expense, in the defense of such claim; and (iv) gives Developer sole authority to control the defense and settlement of any such claim, except that Developer shall not enter into any settlement that materially adversely affects Sun's rights or interests, without Sun's prior written approval. Sun shall have no authority to settle any claim on behalf of Developer.

         15.2 ADDITIONAL OBLIGATION. Should the use and/or distribution of the Developed Product be enjoined or become the subject of a claim of infringement, Developer shall either (a) procure for Sun the right to continue to use and distribute the same, or (b) replace or modify the same to make it non-infringing without materially changing the form, fit, and function of the Developed Product.

16.      TERM AND TERMINATION

         16.1 TERM OF AGREEMENT. This Agreement shall commence on the Effective Date and expire five (5) years after Sun's first customer shipment of the last Developed Product developed under this Agreement (the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically be renewed for successive additional one (1) year periods, (a) unless either party


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
notifies the other in writing at least six (6) months prior to the expiration of the current term of its desire to terminate this Agreement in which case this Agreement shall expire at the end of the current term, or (b) until Sun notifies Developer in writing that it no longer intends to purchase the Sun DLT Library from Developer in which case this Agreement shall expire at the end of the then-current term.

         16.2 TERMINATION FOR CAUSE. If either party commits a material breach of the terms and conditions of this Agreement, the other party may terminate this Agreement upon sixty (60) days' prior written notice to the defaulting party describing in reasonable detail such breach, unless within sixty (60) day period after receipt of such Notice all breaches specified therein shall have been remedied, or if the breach is one which by its nature cannot be fully remedied in sixty (60) days, the party has taken substantial measures toward remedying the breach within sixty (60) days, has provided a written plan for remedying such breach which is acceptable to the non-breaching party, and continues to use best efforts to remedy the breach promptly, provided that such period cannot exceed a total of one hundred twenty (120) days.

         16.3 TERMINATION FOR INSOLVENCY EVENT. This Agreement may be terminated at the option of the terminating party upon written notice thereof upon the occurrence of any of the following events with respect to the other party: (i) a receiver is appointed for such party or its property; (ii) such party makes a general assignment for the benefit of its creditors; (iii) such party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor's relief law, which proceedings are not dismissed within sixty (60) days; or (iv) such party is liquidated or dissolved.

         16.4 CHANGE OF CONTROL. In the event more than twenty percent (20%) of the equitable ownership of Developer is transferred to a direct competitor of Sun, Sun may, at its option, terminate the license granted under the Equipment Loan Agreement, or terminate this Agreement in its entirety, upon notice to Developer.

         16.5 SURVIVAL OF RIGHTS AND OBLIGATIONS UPON TERMINATION. The provisions of Articles 2, 3, 9, 10, 11, 12, 13, 14, 15, 16, and the relevant provisions of Article 17, and any other term or condition which by its nature is clearly intended to survive the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. ln addition, upon termination of this Agreement for any reason the licenses necessary to Sun for distribution of the Developed Product or Derivative Works, if otherwise terminable, shall survive for twelve (12) months from the date of termination. The expiration or termination of this Agreement shall not affect the Award Letter, except as provided therein.

         16.6 RETURN OF MATERIALS UPON TERMINATION. In the event of termination, upon notice from the disclosing party, all materials containing Technology or Confidential Information of the disclosing party shall be returned promptly to that party or destroyed and certified as same by an officer of the receiving party, except for materials necessary to the receiving party to fulfill its support obligations to its licensees or end users.

17.      MISCELLANEOUS

         17.1 FORCE MAJEURE. A party is not liable for nonperformance of this Agreement for non-performance caused by events or conditions beyond that party's control, it the party makes reasonable efforts to perform. This provision does not relieve either party of its obligation to make payments then owing.


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
         17.2 ASSIGNMENT. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party, except that Sun may assign this Agreement to an affiliated company. For purposes of this Agreement, "affiliated company" means Sun Microsystems, Inc. ("SMI"), any division thereof, or any company of which more than 50% of the voting stock is owned or controlled by SMI.

         17.3 RELATIONSHIP OF PARTIES. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, employment relationship. Neither party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.

         17.4 WAIVER OR DELAY. Any express waiver or failure to exercise promptly any right under this Agreement will not create a continuing waiver or any expectation of non-enforcement.

         17.5 SEVERABILITY. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be deemed omitted.

         17.6 EXPORT CONTROL. Technology delivered under this Agreement is subject to U.S. export control laws and may be subject to export or import regulations in other countries. Each party agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import as may be required after receipt of the other's Technology.

         17.7 BENEFICIARIES. This Agreement is made for the benefit of the parties hereto, and not for the benefit of any third parties unless otherwise stated herein.

         17.8 GOVERNING LAW AND JURISDICTION. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply. Any action brought hereunder shall be brought exclusively in the United States District Court for the Northern District of California or the California Superior Court for the County of Santa Clara, as applicable, applying the governing law of this Agreement.

         17.9 NOTICES. All notices required to be given under this Agreement shall be deemed to have been given upon receipt at the addresses listed above. Either party may change its address for the purpose of this Agreement by giving the other party written notice of its new address.

         17.10 HEADINGS. Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

         17.11 ENTIRE AGREEMENT. This Agreement, together with its Exhibits and any On-Site Employee Confidentiality Agreements entered into in accordance with this Agreement, is the parties' entire understanding and agreement with respect to its subject matter and supersedes (a) all prior or contemporaneous oral or written communications, proposals, understandings, and representations with respect to its subject matter; and (b) any conflicting terms of any quote, order, acknowledgment, or similar communication between the parties. This Agreement may not be modified or amended, in whole or in part, except in a writing executed by duly authorized representatives of each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


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

 SUN MICROSYSTEMS, INC., BY ITS DIVISION                      ATL PRODUCTS, INC.
 SUN MICROSYSTEMS COMPUTER COMPANY

 By:  /s/ Kathleen M. Holmgren                                By:  /s/ Kevin C. Daly
    --------------------------------------------------           -------------------------------------------
 Name:  Kathleen M. Holmgren                                  Name:  Kevin C. Daly
      ------------------------------------------------             -----------------------------------------

 Title:  VP/GM Strange Products                               Title:  C.E.O.
       -----------------------------------------------              ----------------------------------------

 Date:  January 16, 1997                                      Date:  January 15, 1997
      ------------------------------------------------             -----------------------------------------


Confidential                            15              ATL Dev & Lic Agreement
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
                                   EXHIBIT A

                               FEES AND ROYALTIES

1.       LIBRARY MONITOR SOFTWARE:

         Fee:                     [ * ]
         Royalty:                 [ * ]

         ADD-ON MODULES:

         Fee:                     [ * ]
         Royalty:                 [ * ]

         SUN FEATURES:

         Fee:                     Sun will pay Developer an NRE fee to be
                                  mutually agreed upon by Sun Developer when
                                  Sun Features are added to Statement of Work.
         Royalty:                 [ * ] by Sun to Developer for Sun Features.

2.       [ * ] SOFTWARE:

         Fee:                     [ * ]
         Royalty:                 [ * ]

         ADD-ON MODULES:

         Fee: [ * ] by Sun to Developer for development of Add-on Modules to be mutually agreed upon by Sun and Developer when Add-on Modules are added to Statement of Work.
         Royalty: [ * ] for the Application Add-on Module or the Device Add-on Module. Royalty for other Add-on Modules, if any, to be mutually agreed upon by Sun and Developer when Add-on Modules are added to Statement of Work.

         SUN FEATURES:

         Fee:                     Sun will pay Developer an NRE fee to be
                                  mutually agreed upon by Sun and Developer
                                  when Sun Features are added to Statement of
                                  Work.
         Royalty:                 [ * ] by Sun to Developer for Sun Features.


* Confidential Treatment Requested for Redacted Portion

Confidential                            16              ATL Dev & Lic Agreement
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
                                   EXHIBIT B

                 EQUIPMENT LOAN AND SOFTWARE LICENSE AGREEMENT


Sun agrees to loan to ATL Products, Inc. ("Licensee"), free of charge on the terms and conditions of this Equipment Loan and Software License Agreement, the equipment and/or software identified in this Exhibit B. Licensee acknowledges and agrees that it may use the loaned equipment solely in connection with the purposes set forth in the Agreement.
________________________________________________________________________________

1.       LOANED/LICENSED TO:

2.       DESIGNATED SITE:

3.       DESIGNATED EQUIPMENT FOR LOANED SOFTWARE:

4.       PRIMARY & SECONDARY CONTACTS FOR LICENSEE:

5.       LOAN PERIOD:

         Delivery Date:   __________________________________

         Return: 30 days after termination of the Agreement or completion of Licensee's development obligations under this Agreement, whichever occurs first.

6.       DESCRIPTION OF LOANED EQUIPMENT (HARDWARE):

PRODUCT ID   MODEL OR RELEASE    PART #    SERIAL #    QUANTITY     LIST PRICE

 1.
 2.
 3.
 4.
________________________________________________________________________________

7.       DESCRIPTION OF LOANED EQUIPMENT (SOFTWARE AND DOCUMENTATION):

PRODUCT ID   MODEL OR RELEASE    PART #    SERIAL #    QUANTITY     LIST PRICE

 1.
 2.
 3.
 4.




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
                              TERMS AND CONDITIONS

This Agreement is made and entered into as of the Delivery Date by and between Sun Microsystems, Inc., acting by and through its division Sun Microsystems Computer Company ("Sun") and the company named on the preceding page ("Bailee").

1.0      USE AND LOCATION OF PRODUCTS

Bailee shall use the Loaned Equipment and/or Loaned Software (collectively referred to as "Products") solely for the purposes set forth in the attached Agreement. Bailee shall be solely responsible for installation of the Products at the Designated Site.

2.0      TITLE

Title and full ownership rights to the loaned Equipment are and shall remain with Sun. Sun hereby reserves, and Bailee hereby agrees that Sun shall have, a security interest in the Loaned Equipment, and Bailee further agrees to execute and deliver, upon request, UCC-1 financing statements or any other instruments, recordings, or filings deemed necessary by Sun to perfect and preserve its right, title, and interest in and to the Loaned Equipment under applicable local law. Baile shall not move the Loaned Equipment or any portion thereof from the Designated Site without the prior written approval of Sun.

3.0      TERM AND TERMINATION

         3.1 This Agreement shall be effective upon the first delivery of Products and it shall remain in force until the Return Date specified on the reverse side. Either party may terminate this Agreement at any time for any reason.

         3.2 Upon the termination of this Agreement for any reason, Bailee shall immediately terminate use of the Products, and within five (5) days return the Products to Sun.

4.0      RISK OF LOSS OR DAMAGE

Bailee shall be responsible for the Products from the time they are delivered to Bailee or a common carrier, as the case may be, until they are returned to Sun. Bailee shall reimburse Sun for any damage to the Products sustained during this time period, except for reasonable wear and tear. Bailee shall insure the Loaned Equipment against loss or damage during the term of this Agreement, and shall deliver to Sun, upon request, proof of such insurance. Upon return of the Products, Sun shall provide Bailee with an invoice for damage to the Products, payable by Bailee upon receipt. Failure by Sun to provide such an invoice within sixty (60) days following return of the Products by Bailee shall constitute acceptance of the Products "as is," and no reimbursement by Bailee shall be required.

5.0      SOFTWARE LICENSE

         5.1 Loaned Software is confidential and proprietary information of Sun and/or its licensors. Bailee agrees to take adequate steps to protect Loaned Software from unauthorized disclosure or use.

         5.2 Except as specifically authorized in Paragraph 1 above, Bailee shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Loaned Software, except to the extent any of the foregoing limitations are unenforceable under applicable law.

6.0      DISCLAIMER OF WARRANTIES & LIMITATION OF LIABILITY

         6.1 THE PRODUCTS ARE PROVIDED "AS IS." SUN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS.

         6.2 IN NO EVENT SHALL SUN BE LIABLE FOR ANY DIRECT, SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT OR THE USE OF THE PRODUCTS, EVEN IF SUN HAS BEEN ADVISED OF OR OTHERWISE HAS REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

7.0      COMPLIANCE WITH U.S. EXPORT CONTROL LEGISLATION

Products, including technical data, are subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Baile agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Products.

8.0      PROHIBITED PURPOSES

PRODUCTS ARE NOT DESIGNED OR LICENSED FOR USE IN ON-LINE CONTROL EQUIPMENT IN HAZARDOUS ENVIRONMENTS SUCH AS OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION OR CONTROL, OR DIRECT LIFE SUPPORT MACHINES, AND BAILEE SHALL NOT USE PRODUCTS IN SUCH APPLICATIONS.

9.0      MISCELLANEOUS

         9.1 This Agreement is the parties' entire agreement relating to loan of the Products and supersedes all prior or contemporaneous oral or written communications, proposals, and representations with respect to its subject matter. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.

         9.2 Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Sun may freely assign this Agreement to an affiliated company.

         9.3 If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law, then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be deleted.

         9.4 This Agreement may not be modified, amended, rescinded, canceled, or waived, in whole or part, except by a written instrument signed by the parties.

         9.5 Any action related to this Agreement shall be governed by California law, excluding choice of law rules.

         9.6 In addition to any other relief, the prevailing party in any action arising out of this Agreement shall be entitled to attorneys' fees and costs.

         9.7 "Sun Trademarks" means all marks, names, logos, designs, and other designations or brands used by Sun in connection with Products, including but not limited to Sun, Sun Microsystems, the Sun Logo, and Product designs. Bailee is granted no right or license to use any Sun Trademarks, or any confusingly similar designation or foreign equivalent. Bailee shall display Products with the Sun trademarks as affixed by Sun and shall not remove, alter, or add to any Sun Trademarks.



Confidential                            18              ATL Dev & Lic Agreement
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
                                   EXHIBIT C

                               STATEMENT OF WORK






Confidential                            19              ATL Dev & Lic Agreement
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
                                                            Revision 5  12/14/96



                           STATEMENT OF WORK BETWEEN
                       SUN MICROSYSTEMS AND ATL PRODUCTS
                          FOR THE SUN LIBRARY MONITOR





INTRODUCTION


This document details the statement of work between Sun Microsystems and ATL Products for providing the Sun LibMON Version 1.0 software product. [ * ] The LibMON software will initially be co-packaged with the ATL hardware tape library which Sun will be OEMing [ * ]. This software will start shipping with the customized tape library [ * ]

This document is divided into three sections covering product overview, key activities and deliverables.

This document will become a referenced document in the contractual agreement between Sun and ATL. It is the intent of both Sun and ATL to satisfy this statement of work during the program development. However, it is recognized that the specifics covered in this document may change as more information becomes apparent during the development phase and testing phases of the program. Should this occur, the changes will be communicated in the required status reporting mechanisms and jointly approved in the functional specifications.


* Confidential Treatment Requested for Redacted Portion

                                                            Revision 5  12/14/96



                 SUN MICROSYSTEMS AND ATL PRODUCTS Confidential

1.0      PRODUCT OVERVIEW

1.1      FEATURES SUPPORTED IN VERSION 1.0 AS PART OF BASE PACKAGE

[ * ]

1.2      USER INTERFACE

[ * ]

1.3      EVENT NOTIFICATION

[ * ]

1.4      DOCUMENTATION

Delivered with User guide
Support of on-line User guide
Support of On-line help through JMAPI AVM Help
Hardcopy and on-line documentation to be offered. On-line help to be available through JMAPI

1.5      LIBRARIES

Support of all ATL Hardware libraries
         - Sun OEMed as well as standard ATL Libraries

1.6      SUN DIFFERENTAIATORS
[ * ]

2.0      STATEMENT OF WORK ACTIVITIES

2.1      ATL WORK/ACTIVITIES:

Design, code, and test LibMON to meet the functionality described in section
1.0.

Provide high level design documentation as defined in the deliverables section for Sun's archives.

Perform testing to comply with standards mutually agreed to by Sun and ATL on LibMON. Provide test reports and documentation as defined in ATL test and integration plan.

Verify LibMON functionality and product specification on a "representative" host platform, running Solaris versions 2.4, 2.5, 2.5.1, and 2.6 (when available) with Netscape and Explorer browsers.

Develop and test Install package, conforming to Sun's requirements.




* Confidential Treatment Requested for Redacted Portion

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
                                                            Revision 5  12/14/96

Publications - Sun to provide publication templates , ATL to provide publications for LibMON such as installation and user manuals per Sun's templates. Sun to add cover sheet where applicable. The format of these media: CD, electronic files, etc. will be mutually agreed upon.

Provide training to Sun's trainers on the design, use and serviceability aspects of LibMON 1.0.

Field service & support - supply necessary training and applicable documentation which include but not limited to transfer of information, installation, bring-up, service and diagnostic manuals, user documentation, etc.

All the above to be performed to agreed upon specifications, test plans and procedures, (detailed in Section 4.0) and schedule (detailed in Section 5.0).

In the event that during or after the development phase of LibMON, it is determined that LibMON fails to conform to these specifications or intended functions, then ATL will (1) implement necessary design changes, and (2) amend the test plans to test the changes and ensure the correct operation of the functions that failed to conform.




        Page 3 of 5              SUN MICROSYSTEMS AND ATL PRODUCTS Confidential

                                                            Revision 5  12/14/96

2.2      SUN'S WORK/ACTIVITIES:

Provide ATL with JMAPI Style guide as well as contact in JMAPI engineering. Have Sun Human Factors group review and provide feedback to ATL.
Assist ATL during testing and perform verification testing.
Provide copies of all Sun unique documentation and document templates that ATL is required to comply with.
Provide ATL with Sun unique licensing requirements.
Provide ATL with Sun unique software install requirements.
Provide ATL with Sun product name.
Provide Internet Server requirements.


2.2.1    SUN PROVIDED EQUIPMENT LIST

This list reflects the list of equipment requested by ATL.

         - As of 12/14/96, ATL is not requesting any equipment

EQUIPMENT                                                      REQUESTED DATE


3.0      DELIVERABLES

The dates reflect planning dates. Penalties for not complying is covered within the contract.


                                                             PLANNED
DELIVERABLE                                 FROM     TO      DATE
-----------                                 ----     --      ---------------
[  *  ]                                     [ * ]    [ * ]   [ * ]



4.0      APPLICABLE SPECIFICATIONS, TEST PLANS AND PROCEDURES

SUN PART NUMBER  DOCUMENT TITLE
802-7709-10      JavaManagement API User Interface Style Guide


ATL PART NUMBER  DOCUMENT TITLE
                 ATL to complete as necessary

                 INDUSTRY STANDARD SPECIFICATIONS
ANSI X3.131      Small Computer Systems Interface-2, SCSI-2
ANSI X3Tl 0/995D Information Technology - SCSI-3 Primary Commands
                 HP Tape Alert Commands

5.0      MAJOR PROJECT MILESTONES

MILESTONE                                          DATE
[ * ]                                              [ * ]






* Confidential Treatment Requested for Redacted Portion

        Page 4 of 5              SUN MICROSYSTEMS AND ATL PRODUCTS Confidential

                                                            Revision 5  12/14/96

6.0      FUTURE ACTIVITIES BEYOND THE FIRST RELEASE

Sun and ATL plan to continue enhancing the base product called out in this Statement of Work. The specifics of these enhancements will be defined during the development of this Version 1.0 product. [ * ]

As new versions of LibMON are released, new functionality will fall into one of three catagories.

  1.  [ * ]

  2.  [ * ]

  3.  [ * ]


The attached Marketing Requirements Document entitled Web Storage Monitor, Revision X3, from ATL outlines the features planned for the Add-on Modules. The modules include the Application Module, the Device Module and the Service Module.

As these changes occur, Sun and ATL will mutually agree to the testing levels that ATL will need to perform.








* Confidential Treatment Requested for Redacted Portion

        Page 5 of 5              SUN MICROSYSTEMS AND ATL PRODUCTS Confidential

Market Requirements Document*
[*]

Revision: X3
Date: 11/5/96

                                     A T L
                                P R O D U C T S
                               AN ODETICS COMPANY

       ATL Products, Inc., 1515 South Manchester, Anaheim, CA 92802-2907
                    World-Wide Web URL: http://www.atip.com
                              ATL/Sun Confidential





     * Confidential Treatment Requested for Pages 1-11 of Document

                                   EXHIBIT D

                          END-USER BINARY CODE LICENSE

SUN IS WILLING TO LICENSE THE ACCOMPANYING SOFTWARE TO YOU ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT. READ THE TERMS AND CONDITIONS OF THIS LICENSE CAREFULLY BEFORE OPENING THE SOFTWARE MEDIA PACKAGE. BY OPENING THE SOFTWARE MEDIA PACKAGE, YOU AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU ARE NOT WILLING TO BE BOUND BY THIS AGREEMENT, RETURN THE SOFTWARE UNUSED WITHIN FIFTEEN (15) DAYS OF PURCHASE FOR A REFUND OF THE LICENSE FEE PAID.

1. LICENSE TO USE. Customer is granted a non-exclusive and non-transferable license ("License") for the use of the accompanying binary software in machine-readable form, together with accompanying documentation ("Software"), by the number of users and the class of computer hardware for which the corresponding fee has been paid.

2. LICENSE TO DEVELOP. This License authorizes Customer to develop software programs utilizing the Software. However, in the event that Customer desires to develop software programs which incorporate portions of Software ("Developed Programs"), the following provisions apply, to the extent applicable: Developed Programs are to have an application programming interface that is the same as Software; fonts within Software are to remain associated with their toolkit or server; Developed Programs may be used and distributed, but only on computer equipment licensed to utilize Software, unless an additional Licensee's License Agreement has been executed by Sun and Customer; Customer is not licensed to develop printing applications or print, unless Customer has secured a valid printing license; incorporation of portions of Motif(R) in Developed Programs may require reporting of copies of Developed Programs to Sun; and Customer agrees to indemnify, hold harmless and defend Sun and its licensors from and against any claims or suits, including attorneys' fees, which arise or result from distribution or use of Developed Programs to the extent such claims or suits arise from the development performed by Customer.

3. RESTRICTIONS. Software is copyrighted and title to all copies is retained by Sun and/or its licensors. Customer shall not make copies of Software, other than a single copy of Software for archival purposes and, if applicable, Customer may, for its internal use only, print the number of copies of on-line documentation for which the applicable fee has been paid, in which event all proprietary rights notices on Software shall be reproduced and applied. Except as specifically authorized in Paragraph 2 above or unless enforcement of this provision is prohibited by applicable law, Customer shall not modify, decompile, disassemble, decrypt, extract, or otherwise reverse engineer Software. SOFTWARE IS NOT DESIGNED OR LICENSED FOR USE IN ON-LINE CONTROL EQUIPMENT IN HAZARDOUS ENVIRONMENTS SUCH AS OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION OR CONTROL, OR DIRECT LIFE SUPPORT MACHINES.

4. CONFIDENTIALITY. Software is confidential and proprietary information of Sun and/or its licensors. Customer agrees to take adequate steps to protect Software from unauthorized disclosure or use.

5. LIMITED WARRANTY. Sun warrants that for a period of ninety (90) days from the date of purchase, as evidenced by a copy of the receipt: (i) the media on which Software is furnished will be free of defects in materials and workmanship under normal use; and (ii) the Software contains the features described in the Sun price list. Otherwise, the Software is provided "AS IS". This limited warranty extends only to Customer as the original licensee. Customer's exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to repair, replace, or refund the license fee paid therefor.

6. DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFIED IN THIS LICENSE, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.

7. LIMITATION OF LIABILITY. IN NO EVENT WILL SUN BE LIABLE FOR ANY LOST REVENUE, PROFIT, OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY ARISING OUT OF THE USE OF OR INABILITY TO USE SOFTWARE, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event shall Sun's liability to Customer, whether in contract, tort (including negligence), or otherwise, exceed the license fee paid by Customer for Software. The foregoing limitations shall apply even if the above stated warranty fails of its essential purpose.

8. TERMINATION. This License is effective until terminated. Customer may terminate this License at any time by destroying all copies of Software including any documentation. This License will terminate immediately without notice from Sun if Customer fails to comply with any provision of this License. Upon termination, Customer must destroy all copies of software.




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                                                                       1/14/97

9. EXPORT REGULATIONS. Software, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software.

10. U.S. GOVERNMENT RESTRICTED RIGHTS. If Customer is acquiring technology on behalf of the U.S. Government, use, duplication or disclosure is subject to restrictions of FAR 52.227-14(g)(2)(6/87) and FAR 52.227-19(6/87),
or DFAR 252.227-7015(b)(6/95) and DFAR 227.7202- 3(a).

11. GOVERNING LAW. This Agreement is made under, shall be governed by, and construed in accordance with the laws of the State of California, U.S.A., excluding its choice of law provisions.

12. SEVERABILITY. If any of the above provisions are held to be in violation of applicable law, void, or unenforceable in any jurisdiction, then such provisions are herewith waived to the extent necessary for the License to be otherwise enforceable in such jurisdiction. However, if in Sun's opinion deletion of any provisions of the License by operation of this paragraph unreasonably compromises the rights or liabilities of Sun or its licensors, Sun reserves the right to terminate the License and refund the fee paid by Customer as Customer's sole and exclusive remedy.

13. INTEGRATION. This Agreement is the entire agreement between Customer and Sun relating to Software and: (i) supersedes all prior or contemporaneous oral or written communications, proposals, and representations with respect to its subject matter; and (ii) prevails over any conflicting or additional terms of any quote, order, acknowledgement, or similar communication between the parties during the term of this Agreement. No modification to this Agreement will be binding, unless in writing and signed by a duly authorized representative of each party.




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                                                                       1/14/97

                                   EXHIBIT E

                   ON-SITE EMPLOYEE CONFIDENTIALITY AGREEMENT

                                        Effective Date:  _______________________

Sun Microsystems, Inc., by and through its Sun Microsystems Computer Company division ("Sun"), and the "Recipient" identified below agree that:

1.       Recipient is identified as:_________________________________________

2. The Sun Confidential Information disclosed under this Agreement ("Confidential Information") is intended to include only information pertaining to the [IDENTIFY TECHNOLOGY] which is the subject matter of the [IDENTIFY THE RELATED AGREEMENT] ("Agreement") between Sun and [IDENTIFY RECIPIENT'S EMPLOYER] and which is disclosed orally or in written or other tangible form and identified as confidential or proprietary (or with words of similar meaning), or should reasonably be understood to be confidential. This On-Site Agreement does not provide any rights or privileges with respect to Sun information not pertaining directly to the Confidential Information disclosed under the Agreement ("Other Sun Information").

3. Confidential Information may be used by Recipient solely in connection with and subject to the terms of the Agreement.

4.       The term of this agreement is from the Effective Date until twelve
(12) months thereafter.

5. Recipient's obligations regarding Confidential Information survive the termination of this On-Site Agreement until [HOW MANY YEARS?] (___) years after the date of disclosure of the particular Confidential Information (except for source code and Other Sun Information, which shall be protected perpetuity).

6. Confidential Information shall be used solely as permitted above and shall not be disclosed to a third party other than as permitted under the Agreement. Recipient agrees that he or she will not seek access to, receive, use, or disclose to [RECIPIENT'S EMPLOYER] or any other party any Confidential Information or Other Sun Information of Sun or its affiliates for which Recipient does not have a need to know for the purposes of the Agreement. Recipient shall hold Confidential Information in strict confidence and shall provide Confidential Information (a) only to employees of [RECIPIENT'S EMPLOYER] who are bound to keep the Confidential Information confidential, and
(b) only on a need-to-know basis. Other Sun Information which Recipient obtains which Recipient did not need to know for the purposes of the Agreement may not be disclosed even to [RECIPIENT'S EMPLOYER], nor retained or used by Recipient for any purpose. Upon the earlier of termination of this On-Site Agreement, the Agreement, or Sun's written request, Recipient shall cease use of Confidential Information and return or destroy all Confidential Information.

7. This On-Site Agreement imposes no obligation upon Recipient with respect to Confidential Information or Other Sun Information which Recipient can establish by legally sufficient evidence: (a) was in the possession of, or was known by, Recipient prior to its receipt from Sun, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by Recipient from a third party, without an obligation to keep such information confidential; or (d) is independently developed by Recipient without the use of Confidential Information. Disclosure of Confidential Information is not prohibited if prior notice is given to Sun and such disclosure is (a) compelled pursuant to a legal proceeding, or (b) otherwise required by laws.

8. CONFIDENTIAL INFORMATION IS DELIVERED "AS IS," AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NON-INFRINGEMENT, ARE HEREBY DISCLAIMED.

9. Sun retains ownership of Confidential Information. Recipient does not acquire any rights in Confidential Information, except the limited right to use Confidential Information as described above.

10. Recipient agrees that any breach of this On-Site Agreement will result in irreparable harm to Sun for which damages would be an inadequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, Sun shall be entitled to equitable relief, including injunction, in the event of such breach. Recipient waives any requirement for the posting of a bond or other security in the event that Sun seeks such an injunction.

11. If any term oft his On-Site Agreement is found to be unenforceable, then the remainder of this On-Site Agreement shall remain in full force and effect, unless such a deletion would frustrate the intent of the parties, in which case this On-Site Agreement shall terminate.




Confidential                                           ATL Dev & Lic Agreement
                                                                       1/14/97

12. Any action related to this On-Site Agreement will be governed by California law, excluding the choice of law rules of any jurisdiction.

13. This On-Site Agreement constitutes the entire agreement between the parties concerning its subject matter, except that (a) confidentiality agreements executed by Recipient for purposes of obtaining entry to Sun facilities may supplement but shall not supersede the terms of this On-Site Agreement, and (b) this On-Site Agreement may supplement but shall not override the terms of the Agreement. All additions or modifications to this On-Site Agreement must be made in writing and must be signed by an authorized representative of each party.

IN WITNESS WHEREOF, the parties have caused this On-Site Employee
Confidentiality Agreement ("On-Site Agreement") to be executed by their duly authorized representatives.

SUN MICROSYSTEMS, INC., by Its division.                            RECIPIENT (ON-SITE EMPLOYEE)
SUN MICROSYSTEMS COMPUTER COMPANY
                                                                    -----------------------------------------------------------


By:                                                                 By:
     ------------------------------------------------------              ------------------------------------------------------

Name:                                                               Name:
       ----------------------------------------------------                ----------------------------------------------------

Title:                                                              Title:
        ---------------------------------------------------                 ---------------------------------------------------





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                                                                       1/14/97

                                   EXHIBIT F

                                    SUPPORT

DEFINITIONS

As used herein, the following terms have the following meanings. Capitalized terms not defined shall have the meaning set forth in the main body of the Agreement.

                 "Operating System" means Sun's Solaris 2.4 (or later) operating system.

                 "Product" means the Developed Product, including the Library Monitor Software and its related Add-on Modules and Sun Features, the Sun DLT Library and Documentation.

                 "Release" means the addition by Developer of a previously unincluded function or feature to the Product (designed sequentially by Developer as "Release 1.0," "Release 2.0," etc.)

                 "Version" means the addition by Developer of a function or feature of the Product, or any change made by Developer to the Product which improves its performance, including all Patches and Bug Fixes made to the Product since the last previous version (designated sequentially by Developer as "Version 1.1," "Version 1.2," etc.). Each new Version will operate on the same Operating System as the immediately preceding Version.

                 "Minor Version" means any minor change made by Developer to the Product, including changes made for purposes of maintaining Operating System and data base system comparability, error correction and work-arounds (designated sequentially by Developer as "Version 1.1.1," "Version 1.1.2," etc.). Minor Versions will operate on the same Operating System as the immediately preceding Version.

                 "Patches" means a sparse file patch package, including all bug fixes required to be released (per Sun quality criteria) since the previous Release, Version or Minor Version. Patches will operate on the same Operating System as the Release, Version or Minor Version it modifies.

SUN SUPPORT SERVICES

Sun Support Service. Sun support will consist of technical assistance provided by Developer support engineers to Sun's designated engineers for Sun's support of the Product, for the Development Period and the period specified in the Award Letter. Developer agrees to:

                 (a) Provide such support to a single Sun site for the term stated above. Support for additional sites may be subject to an additional fee. Basic support will be provided in accordance with the provision entitled Basic Sun Support, below, and based upon the severity accorded the defects in accordance with the Severity Matrix, Alert Flag, and Severity Level Designation, as set forth in ESCALATION SEVERITY, below.




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
                 (b) Provide Sun with Releases, Versions, Minor Versions and Patches for the service term of this Agreement.

ESCALATION SEVERITY

Severity Number

The Severity number is determined through a matrix comprised of both the impact to the customer's operations, and the importance of the level of the functionality affected by the problem. The Severity number is used to indicate the level of the technical problem and is not an indication of the political, customer sensitivity, or business relationship aspects of the problem. The Severity number ranges from 1 to 5 and should indicate the technical level of the problem consistently through the escalation process from the customer to Product Development.

SMI Severity Matrix

                                                                         Impact
Functionality                        Critical                            Significant                         Limited
Primary                              1                                   2                                   3
Secondary                            2                                   3                                   4
Non-essential                        3                                   4                                   4
Severity Matrix - Assessment of Impact

Critical: If system is down or effectively unusable as a result of the problems. The bug causes critical impact on the customer's operations with no workaround.

Examples include:

                   System hang (unable to save work in progress)
                   Data loss (e.g. messages dropped or work lost)
                   Functionality failure renders system ineffective Vulnerability to a security breach

Significant: System is up and running, but the bug causes significant impact and has no convenient workaround.

Examples include:

                  Impaired or broken functionality causing serious inconvenience Frequent core dumps that do not cause data loss
                  Serious but predictable and manageable system failures Significant performance degradation

Limited: System is up and running, and the bug causes only limited or insignificant impact.

The user generally can still:

                  avoid using the defective functionality
                  operate with the functional limitations caused by the bug







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                                                                       1/14/97
                   access needed functionality using an alternate interface use a workaround without significant impact

Severity Matrix - Functionality

Primary
Functionality used to perform tasks considered to be essential to business operations, project completion, or normal productivity of end-user.

Secondary
Functionality used to perform tasks considered important, but which are not primary to immediate business operations.

Non-Essential
                          Functionality that is not important and infrequently
used.

SMI ESCALATION SEVERITY DEFINITION

Alert Flag Definition

For customer situations that require attention, resources, or activity in addition to the normal technical processes, the Alert Flag is used to activate increasing levels of visibility and management awareness. The Alert Flag uses a RED, YELLOW, GREEN model, with the colors indicating increasing levels of management awareness, monitoring activities, and reporting that should take place. The Alert Flag is triggered by the responsible local service management through the Escalation Management functions in each geography for Sun Service or through the Business Unit Escalation management for other service providers.

The Alert Flag is independent of the Technical Severity Level, and may be triggered for reasons of business impact to Sun, or customer relations issues, or the need for application of additional resources.

                          Red

                          A Red Flag is set with concurrence of all escalation levels and would trigger the following activities:

                          The escalation would appear on the management alert report at the SMI level. All management notifications and reporting triggered by a Yellow Alert Flag would continue. Formal Activity Plans and Status Reports would be published at the CTE and Engineering Levels.

                          Yellow

                          The escalation would appear on the local and Geography management alert reports for service and sales.

                          Geography level escalation management activities would be invoked.






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
                          CTE and Engineering Levels would be notified of the sensitivity level of the escalation.

                          Regular status monitoring and reporting would be invoked at the Geography Level.

                          Green

                          A Green Flag would be used to indicate that a previously Yellow or Red alert situation is basically resolved, but requires some follow up with the customer to ensure that the issue can be closed.

Severity Level Designation. Problems, defects and malfunctions in a Product will be categorized as follows:

                          (a)     Severity Level 1.  Severity Level 1
                                  represents a critical problem of primary functionality.

                          (b)     Severity Level 2.  Severity Level 2
                                  represents either a significant problem with primary functionality or a critical problem with secondary functionality.

                          (c)     Severity Level 3.  Severity Level 3
                                  represents a limited problem condition in which no loss of data occurs and which may be circumvented or avoided on a temporary basis by the Sun.

                          (d)     Severity Level 4.  Severity Level 4
                                  represents limited problem conditions or documentation errors or enhancement requests which cover secondary or non-essential functionality.

Basic Sun Support Services

For non-escalated bugs, fixes shall be provided as follows:

   Priority                   Fix Due
    1                         Required within 90 calendar days, or next Release, Version, minor Version or Patch, whichever is earlier
    2                         Required in next external (Beta, Gamma or FCS) Release, Version or Minor Version
    3                         Required in next FCS Release, Version or Minor Version
    4                         Desired in next FCS Release, Version or Minor Version
    5                         At Developer's convenience

Escalation Sun Support Services. Developer will provide Sun with the following Sun Support services from a central site selected by Developer:

                          (a)     Telephone, E-Mail and Fax Support.  Developer
will maintain and make available Sun telephone, UNIX electronic mail and fax support. Developer's escalation telephone support service center will be peopled by properly trained Developer personnel twenty- four (24) hours a day, seven (7) days a week, and three-hundred-sixty-







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
five (365) days per year. Developer will use its reasonable best efforts to arrange for a qualified Developer support engineer or support manager to return calls to Sun within two (2) hours of Sun's first call to Developer.

                          (b)     Support Remedies.  From receipt of a
documented escalation report from Sun of a Product error, defect or malfunction, Developer shall respond with the required response (as defined below) within the following time frames:

Severity Level          First Level                 Second Level                        Final Level
1                       2 hours                     ASAP, but in no event later than    90 calendar days
                                                    24 hours.
2                       24 hours                    10 calendar days                    100 calendar days
3                       2 calendar days             30 calendar days                    Next Version after the Patch
4                       5 calendar days             35 calendar days                    Next Version after the Patch
Red                     1 hour                      ASAP or less than 24 hours or
                                                    defined by daily action plan
Yellow                  dictated by severity level
Green                   dictated by severity level

First level response means that Developer shall begin verifying and replicating the reported problem within the time frame specified via telephone communication or as otherwise appropriate under the circumstances.

Second Level response means that Developer shall provide a binary fix or work-around within the specified time frame, which alleviates the difficulty but has not yet been fully tested or incorporated in a Version.

Final Level response means that Developer shall incorporate the fix or work-around into a properly packaged Release, Version, Minor Version or Patch.

                 (c) On-Site Assistance for Problem Escalation. Developer will use its best reasonable efforts to make available to Sun on-site consulting services to assist with problem escalation. Sun will pay Developer's then current consulting rates for consulting in addition to all reasonable travel expenses.

                 (d) Fix Acceptance. Sun shall have ten (10) business days following receipt of any Second Level or Final Level fix to either notify Developer of its acceptance of the fix or provide Developer with a written report (including test results and test data concerning the problem) specifying in reasonable detail all deficiencies requiring further response from Developer according to a Sun assigned priority as set forth above. Failure by Sun to provide such notice within ten (10) days shall be deemed to constitute acceptance of the fix by Sun. Upon completion of the second fix, Developer shall resubmit the fix to Sun to acceptance in accordance with this Section.
In the event that a







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
resubmitted fix is still unacceptable to Sun, the parties shall meet in good faith to establish a mutually acceptable action plan to address any remaining deficiencies.

                 (e) Problem Reports. Developer shall provide a defined method for reporting problems to Sun to minimize any delay in the transfer of suspected defects for resolution.

                 (f) Problem Information. Developer will provide Sun with problem notes and answers to commonly asked questions on an as available basis. Sun will be responsible for disseminating this information to Sun's personnel.

                 (g) Support Documentation. Developer will provide, free of charge, an electronic version of all commercially available support documentation (including, but not limited to, installation, programmer/developer, training materials and support manuals) that is readable on Sun workstations, which Sun may copy and distribute to Sun's service providers. This material will not, however, include training manuals and documentation. In the event that Sun makes any modifications to, or derivative works of, documentation provided by Developer hereunder, Sun shall remove all Developer trademarks and/or copyright legends from such modifications/derivative works unless such modifications/derivative works have been approved in writing by Developer prior to distribution by Sun.

                 (h) Debugging Assistance. Low level debugging assistance using Developer serial port interface. This assistance will be limited to SMCC's Customer Technical Engineering (CTE) group.

ON-SITE SUPPORT SERVICES

Subject to payment of Developer's then current standard consulting rates and the availability of Developer's support personnel, Developer will make on-site service calls to Sun's facility. Sun will pay Developer's standard consulting rates plus, reasonable travel and out-of-pocket expenses.

OTHER TERMS OF SERVICE SUPPORT

Sun Obligations. Sun will designate a team of three (3) support personnel, for each site supported, as the principal point of contact for support. Sun may change the identity of such personnel from time to time upon notice to Developer. Sun will also use reasonable efforts to document and isolate reported problems in the Product.

Final Level Fixes. Upon correcting an error, Developer will internally conduct tests and performance measurements on the corrected Product. The final fix for the reported error, including all relevant documentation, will be delivered by Developer to Sun when complete. For purposes of this Section, a "Final Level Fix" will consist of the final form of the fix for a reported error in a new update or Version of the Product, including Documentation.

New Versions. Developer will promptly deliver new Versions to Sun as soon as commercially available.






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
Reports. Developer will provide Sun with a report of the status of all outstanding Severity Level 1 and Severity Level 2 errors reported by any of Developer's customers for the Product.

Loaner Equipment.   Sun may provide Developer with one (1) complete set of the computer hardware on which Sun and its customers will operate the Product ("Designated Hardware") reasonably necessary for Developer to replicate and fix reported errors. Sun may provide such Designated Hardware to Developer under Sun's standard equipment loan agreement. Sun understands and agrees that Developer will provide support services hereunder only to the extent that a reported error can be replicated on the Designated Hardware, or if Sun does not provide Developer with such hardware, to the extent that a reported error can be replicated on Developer hardware (and related software). If Sun provides Developer with Designated Hardware, Sun will provide regular system updates and maintenance on Designated Hardware to keep equipment up to current technology levels.

Prior Release Support. Developer will provide hotline phone support and Patches and Bug Fixes for the prior Version of the Product for twelve (1 2) months after a new Version of the Product becomes available on the Designated Platform.

END-OF-LIFE (EOL) SUPPORT

                 Developer will provide Sun with product support including responding to all escalated calls from Sun and providing fixes and error corrections for the duration of the service life of the Products. The service life is defined as product support provided by Developer to Sun from commencement of the Products' out-of-warranty period through a period of not less than five (5) years after the last delivery date of Products to Sun. During the first two years of service life, Developer will provide full product support. During the third year of service life, Developer will provide escalation support only. During the fourth and fifth year of service life, Developer will provide product support on a time and materials basis only. Developer shall notify Sun of a planned EOL announcement of its Products at least three (3) months prior to such announcement. If Developer desires to assign or delegate its obligations for EOL product support of Products to a third party company, Sun must qualify the product support capability of a third party company and give its written approval of the assignment to said third party before Developer may transition the support, which approval shall not be unreasonably withheld.

TRAINING

                 Developer shall make available to Sun written training materials including instructor guide, lab setup instructions for "hands on" laboratory work, student guide and presentation materials.

                 At Sun's request, Developer shall provide training on-site at selected Sun facilities at a fee of $1,000 per day. Such training shall include "hands on" laboratory work. Sun shall (i) reimburse Developer for travel and living expenses incurred by Developer's personnel to the extent that such expenses are reasonable and arise solely and directly from the training being performed at other than a Developer facility, and (ii) make available adequate facilities and equipment reasonably required for such training.





Confidential                                           ATL Dev & Lic Agreement
                                                                       1/14/97

                                   EXHIBIT G

                                  AWARD LETTER







Confidential                                           ATL Dev & Lic Agreement
                                                                       1/14/97

                                  AWARD LETTER





December 16, 1996


Mark Spowart
ATL Products, Inc.,
an Odetics company
1515 South Manchester Avenue
Anaheim, CA 92802-2907

Dear Mark.

Sun is pleased to notify you that ATL Products, Inc. ("Supplier") has been selected as a supplier of certain DLT tape library products ("Product") subject to your agreement to the following terms ("Agreement"):

1. PRICING: Product description and pricing is set forth in Exhibit A. Prices are exclusive of freight and taxes. Currency: U.S. dollars.

2. FORECAST: Sun shall use its reasonable efforts to provide Supplier with a six (6) month rolling forecast of its intended purchases updated monthly. Such forecast is for Supplier's convenience only and shall in no way create an obligation on Sun's part to meet such forecast.

3. LEADTIME: Initial order: thirty (30) calendar days. Subsequent orders: twenty-one (21) calendar days. The parties agree to negotiate in good faith a leadtime reduction plan to reduce the leadtime to ten (10) calendar days to support Sun's configure-to-order program.

4.       PAYMENT TERMS:  net thirty (30) days after receipt of product by Sun.

5.       SHIPPING POINT:  F.O.B. Supplier's U.S. facility in Anaheim, CA.

6. RESCHEDULING: Sun may, from time to time, reschedule delivery of all or part of any purchase order at no charge, up to ninety (90) days after the agreed delivery date.

7.       CANCELLATION:

         Sun may, from time to time, cancel all or any part of a purchase order prior to shipment of the Product which is subject of the purchase
         order.   Upon receipt of a notice of the cancellation, Supplier shall use its best efforts promptly to locate customers or alternate uses for the canceled Products. With respect to any remaining Product, Sun and Supplier shall negotiate reasonable cancellation charges based on Supplier's actual costs (as supported by adequate documentation provided by Supplier). Supplier shall itemize its unrecovered costs and expenses and deliver to Sun a statement thereof within thirty (30) days after the effective date of cancellation. For the purposes of this Agreement, actual costs are defined as the costs of unique materials which: (i) have been procured specifically for Product built for Sun based on Sun's purchase orders accepted by Supplier, and
         (ii) cannot be used by Supplier. Sun shall not be responsible for any cancellation costs or expenses not included in the statement of costs and expenses as provided herein. Sun may take the Product under the terms of this Agreement in lieu of paying cancellation charges.






Confidential                                           ATL Dev & Lic Agreement
                                                                       1/14/97

         Payment by Sun of the cancellation charges agreed to by Sun and Supplier shall constitute a full compromise and settlement of all claims of Supplier for loss, expense or damages arising out of Sun's cancellation of the purchase order.

8. UPSIDE SUPPORT: "Upside" is defined as a maximum of twenty-five percent (25%) beyond Sun's forecast for the current month which Supplier commits to manufacture and deliver to Sun, upon Sun's written request, at no additional cost to Sun, within twenty-one (21) calendar
         days after such request.   The parties agree that the turnaround time
         for Upside will be reduced to ten (10) calendar days at such time that the parties commence the configure-to-order program referred to in
         Section 3 above.

9. EXTRAORDINARY TRANSPORTATION FOR LATE DELIVERIES: If it should be reasonably expected that a shipment of Product will not be delivered on the agreed delivery date, upon Sun's request Supplier shall, at its expense, use any extraordinary transportation to deliver Product at the earliest possible date.

10. QUALITY: Supplier shall deliver Product(s) which conforms to (Sun/Supplier)'s specifications ("Product Specification(s)") attached as Exhibit D and shall comply with Supplier's Quality Program attached hereto as Exhibit C. The quantity of Product(s) which falls to conform to the Product Specification at the time of delivery to Sun or during the term of the warranty shall not exceed the Defects Per Million ("DPNF") levels in Exhibit C.

         Sun shall not be required to accept any Product which is not qualified by Sun for use in Sun's products.

11. WARRANTY: The warranty period is five (5) years for the base Product and two (2) years for tape drives from the date of Sun's acceptance of Product. Sun's acceptance period is approximately thirty (30) days from receipt of Product.

12. UNEXPECTED FAILURES: The terms and conditions which are applicable in the event an unexpected failure of Product occurs are set forth in Exhibit E attached hereto.

13. SUN-UNIQUE COMPONENTS: Sun-unique Components include, but are not limited to, Sun specific Product color, Sun logo, the look of the graphic user interface (GUI) displayed on the control panel (refer to the Product Specification), DLTprops software, Sun labels and packaging.

14. CUSTOMER SUPPORT: During the term of this Agreement, and thereafter for the period of time set out in Exhibit B, Supplier will provide warranty and non-warranty customer service and support for Product as set forth in Exhibit B, attached hereto.

15. LOCAL TECHNICAL SUPPORT: Supplier shall provide local technical support to Sun's worldwide factory locations and product distribution centers.

16. ENGINEERING SUPPORT: Supplier shall provide the level of local engineering support to Sun's qualification engineering team, currently located in Menlo Park, CA, which Sun deems necessary to support the program.

17.      EARLY ACCESS UNITS

         To support the quantity of units that Sun will be shipping to customers in the U.S., Supplier will provide onsite installation, maintenance and repair service, including all parts and labor for such units. All repair calls for such units will be made through Sun and then forwarded to Supplier for action as needed.

         Service fees, including all costs of parts, labor and travel to the end user site, are as set forth below:

         Next day service: $250 per unit per month (prorated, depending upon when in the month the unit is installed and service is subsequently required).

         Supplier will perform installation services, if requested, at $500 per unit installed.

18. NOTICES: Sun and Supplier shall each assign an individual to administer this Agreement throughout its term.

         Sun's Administrator shall be:                      Supplier's Administrator shall be:

         Bob Simonelli                                      Richard Speyer
         Sun Microsystems, Inc.,                            ATL Products, Inc.
         2550 Garcia Avenue (mailing address),              an Odetics company
         NVS UCHL04-108                                     1515 South Manchester Avenue
         Mountain View, CA 94043                            Anaheim, CA, 92802-2907
         Ph: (508) 442-2569                                 Ph: (714) 780-7707
         Fax: (508) 250-5572                                Fax: (714) 780-7799

         Each party shall inform the Administrator of the other in writing of a change of administrator or such Administrator's address or telephone number.

19. SURVIVAL OF TERMS: The parties further agree that the rights and obligations set forth in Sections 11 and 12 and Exhibits B and C shall survive the termination of this Agreement for any reason and enforcement thereof pursuant to this Section shall not be subject to any conditions precedent.

20. EXHIBITS: The following is the list of exhibits and Attachments which are attached hereto and incorporated herein by this reference as if set forth in full:

         Exhibit A - Product Description and Pricing        Exhibit C - Supplier's Quality Program
         Exhibit B - Customer Support Provisions            Exhibit D - Product Specification
                                                            Exhibit E - Unexpected Failures

Please indicate your agreement to these terms by signing both copies in the space provided below and returning to my attention. Upon execution of this Agreement by Sun I will return an original to you. Thank you.

Sincerely,



Bob Simonelli
Commodity Manager

Sun Microsystems, Inc.                                      ATL Products, Inc., an Odetics company


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                 By                                                                  By


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                 Name                                                                Name


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                 Title                                                               Title


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                 Date                                                                Date





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